Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2023

  Net income of $70.7 million, or $0.39 per diluted share, for the second quarter of 2023, consistent with the first quarter of 2023. Return on average assets for the second quarter of 2023 at 1.51%, compared to 1.55% for the first quarter of 2023.
  Income before income taxes of $101.0 million for the second quarter of 2023, compared to $102.6 million for the first quarter of 2023.
  On a non-GAAP basis, adjusted pre-tax, pre-provision income of $118.0 million for the second quarter of 2023, relatively flat compared to $118.1 million for the first quarter of 2023.
  Net interest income of $199.8 million for the second quarter of 2023, compared to $200.9 million for the first quarter of 2023, while the net interest margin decreased to 4.23% for the second quarter of 2023 from 4.34% for the first quarter of 2023. The decrease in net interest income and margin primarily reflects higher interest expense on deposits that exceeded the benefit of higher loan yields and portfolio growth.
  Provision for credit losses increased to $22.2 million for the second quarter of 2023, compared to $15.5 million for the first quarter of 2023, mainly due to a deterioration in the forecasted commercial real estate price index (“CRE price index”), as well as the growth in the consumer and the commercial and construction loan portfolios. The ratio of the ACL for loans and finance leases to total loans held for investment was 2.28% as of June 30, 2023, compared to 2.29% as of March 31, 2023.
  Non-interest income increased to $36.3 million for the second quarter of 2023, compared to $32.5 million for the first quarter of 2023, mainly driven by a $3.6 million gain recognized from a legal settlement and a $1.6 million gain on the repurchase of $21.4 million in junior subordinated debentures, partially offset by $2.3 million in seasonal contingent insurance commissions recorded in the first quarter of 2023.
  Non-interest expenses decreased by $2.4 million to $112.9 million for the second quarter of 2023, compared to $115.3 million for the first quarter of 2023, mainly driven by lower payroll taxes and bonuses as a result of employees reaching maximum taxable amounts. The efficiency ratio for the second quarter of 2023 was 47.83%, compared to 49.39% for the first quarter of 2023. On a non-GAAP basis, excluding the aforementioned gains, the efficiency ratio for the second quarter of 2023 was 48.91%.
  Income tax expense decreased to $30.3 million for the second quarter of 2023, compared to $31.9 million for the first quarter of 2023, mainly related to lower pre-tax income and a lower estimated effective tax rate when compared to the prior quarter.
  Credit quality variances:
    Non-performing assets decreased by $7.9 million to $121.1 million as of June 30, 2023, driven by a $6.2 million charge-off recorded on a commercial and industrial participated loan in the Florida region in the power generation industry and a $3.1 million decrease in nonaccrual residential mortgage loans mainly due to loans restored to accrual status.
    Annualized net charge-offs to average loans ratio increased to 0.67% for the second quarter of 2023, compared to 0.46% for the first quarter of 2023, mainly driven by the aforementioned charge-off recorded in the second quarter of 2023.
  Total loans increased by $140.4 million from the prior quarter to $11.7 billion as of June 30, 2023. On a portfolio basis, the total loan growth consisted of increases of $88.2 million in consumer loans, primarily auto loans and leases, and $70.8 million in commercial and construction loans, partially offset by a decrease of $18.6 million in residential mortgage loans. In terms of geography, the total loan growth consisted of increases of $79.3 million in the Puerto Rico region, $42.5 million in the Virgin Islands region, and $18.6 million in the Florida region.
  Total loan originations, including refinancings, renewals, and draws from existing commitments (other than credit card utilization activity), amounted to $1.1 billion in the second quarter of 2023, an increase of $8.9 million compared to the first quarter of 2023. The growth in total loan originations consisted of increases of $37.9 million in residential mortgage loan originations and $11.1 million in consumer loan originations, partially offset by a $40.1 million decrease in commercial and construction loan originations.
  Total deposits increased by $767.7 million to $16.8 billion. Excluding brokered certificates of deposit (“brokered CDs”) and government deposits, total deposits decreased by $104.3 million to $13.0 billion as of June 30, 2023, consisting of reductions of $77.3 million in the Puerto Rico region, $22.5 million in the Florida region, and $4.5 million in the Virgin Islands region. The decrease in total deposits, excluding brokered CDs and government deposits, is net of a $149.4 million increase in time deposits.
  Government deposits, which are fully collateralized, increased in the second quarter of 2023 by $761.3 million and totaled $3.4 billion as of June 30, 2023. The increase in government deposits reflected growth of $698.0 million in the Puerto Rico region, $62.5 million in the Virgin Islands region, and $0.8 million in the Florida region.
  Brokered CDs increased by $110.7 million during the second quarter of 2023 to $363.6 million as of June 30, 2023, or 2.2% of total deposits.
  Borrowings decreased by $546.1 million during the second quarter of 2023 to $0.7 billion as of June 30, 2023, driven by repayments of $425.0 million in short-term Federal Home Loan Bank (“FHLB”) advances, a $99.0 million decline in short-term securities sold under agreements to repurchase (“repurchase agreements”), and the repurchase of $21.4 million in junior subordinated debentures.
  Cash and cash equivalents increased by $223.9 million to $1.0 billion as of June 30, 2023 even after the $546.1 million decrease in borrowings. When adding $2.2 billion of free high-quality liquid securities that could be liquidated or pledged within one day, total core liquidity amounted to $3.2 billion as of June 30, 2023, or 16.70% of total assets, compared to 16.77% as of March 31, 2023. Including the $980.9 million in available lending capacity at the FHLB, available liquidity increased to 21.82% of total assets as of June 30, 2023, compared to 21.42% as of March 31, 2023.
  Capital ratios exceed required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated total capital, common equity tier 1 (“CET1”) capital, tier 1 capital, and leverage ratios were 19.15%, 16.64%, 16.64%, and 10.73%, respectively, as of June 30, 2023. On a non-GAAP basis, the tangible common equity ratio was 7.03% as of June 30, 2023, compared to 7.12% as of March 31, 2023.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--July 27, 2023--First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net income of $70.7 million, or $0.39 per diluted share, for the second quarter of 2023, compared to $70.7 million, or $0.39 per diluted share, for the first quarter of 2023, and $74.7 million, or $0.38 per diluted share, for the second quarter of 2022.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We continue to focus on our strategic imperatives as we deliver another strong quarter of profitable growth for the franchise. We generated $70.7 million in net income, or $0.39 per share, which translated into a strong Return on Average Assets of 1.51% for the quarter. Our well diversified loan portfolio expanded for the sixth consecutive quarter, credit quality metrics remained stable, and our enduring expense management discipline is evidenced by an industry-low efficiency ratio of approximately 47.83%. Our organization is well positioned to continue gaining market share in the markets we serve by employing our long-standing client-centric omnichannel sales and service approach.

Loan origination activity during the quarter was positive and in-line with our expectations and forward guidance. Total loans increased by $140.4 million during the quarter driven by strong growth in commercial and consumer loans in Puerto Rico, particularly in the auto lending segment. Total core deposits, which exclude brokered and government deposits, decreased by $104.3 million or 0.8%. Deposit reductions continue to be driven by a combination of rate-sensitive customers looking for higher-yielding non-bank options and the gradual reduction of excess liquidity, particularly in our main market. In terms of the franchise, during the second quarter we expanded our small business digital lending offering to our other regional operations and relaunched our new corporate portal, www.1firstbank.com, which serves as an important tool for expanding our self-service distribution channels and enhancing the digital experience of our customers.

Despite higher rates and inflationary pressures, economic trends in our main market remain positive driven by the unprecedented inflow of federal funds that are expected to support economic activity over the next decade coupled with new investors coming into our market. Credit demand remains solid, labor market trends continue to improve, and strong consumer sentiment is evidenced by the rise in auto and retail sales. We are highly encouraged by the economic prospects in Puerto Rico and its potential for continued growth.

Finally, we resumed the previously authorized share buyback program in July 2023 and expect to complete the pending $75 million authorization during the third quarter. In addition, we completed our capital planning process during the second quarter, and we are very pleased to announce that our Board approved a new $225 million common share repurchase program that we expect to execute by the third quarter of 2024. Our ample capital position remains significantly above “well capitalized” thresholds which allows us to continue growing the franchise under any operating environment and supporting our people and the communities we serve while enhancing shareholder value."

NON-GAAP DISCLOSURES

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are used when management believes that the presentation of these non-GAAP financial measures enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. The Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this press release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Certain non-GAAP financial measures, such as adjusted net income, adjusted pre-tax, pre-provision income, adjusted non-interest income, and adjusted efficiency ratio, exclude the effect of items that management believes are not reflective of core operating performance (the “Special Items”). Other non-GAAP financial measures include adjusted net interest income and margin, tangible common equity, tangible book value per common share, and certain capital ratios. These measures should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP.

Special Items

The financial results for the first quarter of 2023 and second quarter of 2022 did not include any significant Special Items. The financial results for the second quarter of 2023 included the following Special Items:

Quarter ended June 30, 2023

  A $3.6 million ($2.3 million after-tax) gain recognized from a legal settlement reflected in the condensed consolidated statements of income as part of other non-interest income.
  A $1.6 million gain on the repurchase of $21.4 million in junior subordinated debentures reflected in the condensed consolidated statements of income as “Gain on early extinguishment of debt.” The junior subordinated debentures are reflected in the condensed consolidated statements of financial condition as “Other borrowings.” The purchase price equated to 92.5% of the $21.4 million par value. The 7.5% discount resulted in the gain of $1.6 million. The gain, realized at the holding company level, had no effect on the income tax expense in the second quarter of 2023.

Non-GAAP Financial Measures

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes or health epidemics. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, unfunded loan commitments and debt securities and any gains or losses on sales of investment securities. In addition, from time to time, earnings are also adjusted for certain items that management believes are not reflective of core operating performance regarded as Special Items.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total common equity less goodwill and other intangibles. Tangible assets are total assets less goodwill and other intangibles. Management uses and believes that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with other more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Net Interest Income Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

Net income was $70.7 million for the second quarter of 2023, or $0.39 per diluted share, consistent with the first quarter of 2023. The following table reconciles, for the second quarter of 2023 and six-month period ended June 30, 2023, the net income to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures that exclude the significant Special Items identified above, and shows the net income and earnings per diluted share for the first quarter of 2023, the second quarter of 2022, and six-month period ended June 30, 2022.

	Quarter Ended			Six Month-Period Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
(In thousands, except per share information)
Net income, as reported (GAAP)	$70,655	$70,698	$74,695	$141,353	$157,295
Adjustments:
Gain recognized from legal settlement	(3,600)	-	-	(3,600)	-
Gain on early extinguishment of debt	(1,605)	-	-	(1,605)	-
Income tax impact of adjustments	1,350	-	-	1,350	-
Adjusted net income attributable to common stockholders (non-GAAP)	$66,800	$70,698	$74,695	$137,498	$157,295
Weighted-average diluted shares outstanding	179,277	181,236	195,366	180,253	197,441
Earnings Per Share - diluted (GAAP)	$0.39	$0.39	$0.38	$0.78	$0.80
Adjusted Earnings Per Share - diluted (Non-GAAP)	$0.37	$0.39	$0.38	$0.76	$0.80

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes was $101.0 million for the second quarter of 2023, compared to $102.6 million for the first quarter of 2023. For the six-month period ended June 30, 2023, income before income taxes was $203.6 million, compared to $234.4 million for the same period in 2022. Adjusted pre-tax, pre-provision income was $118.0 million for the second quarter of 2023, compared to $118.1 million for the first quarter of 2023. For the six-month period ended June 30, 2023, adjusted pre-tax, pre-provision income was $236.1 million, compared to $230.6 million for the same period in 2022. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters and for the six-month periods ended June 30, 2023 and 2022:

	Quarter Ended					Six-Month Period Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022
(Dollars in thousands)
Income before income taxes	$100,939	$102,633	$106,530	$106,631	$108,798	$203,572	$234,423
Add/Less: Provision for credit losses expense (benefit)	22,230	15,502	15,712	15,783	10,003	37,732	(3,799)
Less: Gain recognized from legal settlement	(3,600)	-	-	-	-	(3,600)	-
Less: Gain on early extinguishment of debt	(1,605)	-	-	-	-	(1,605)	-
Adjusted pre-tax, pre-provision income (1)	$117,964	$118,135	$122,242	$122,414	$118,801	$236,099	$230,624
Change from most recent prior period (amount)	$(171)	$(4,107)	$(172)	$3,613	$6,978	$5,475	$47,581
Change from most recent prior period (percentage)	-0.1%	-3.4%	-0.1%	3.0%	6.2%	2.4%	26.0%
(1)	Non-GAAP financial measure. See Non-GAAP Disclosures above for the definition and additional information about this non-GAAP financial measure.

NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

	Quarter Ended
(Dollars in thousands)	June 30,2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30,2022
Net Interest Income
Interest income	$252,204	$242,396	$233,452	$222,683	$208,625
Interest expense	52,389	41,511	27,879	14,773	12,439
Net interest income	$199,815	$200,885	$205,573	$207,910	$196,186

Average Balances
Loans and leases	$11,591,516	$11,519,399	$11,364,963	$11,218,864	$11,102,310
Total securities, other short-term investments and interest-bearing cash balances	7,333,989	7,232,347	7,314,293	7,938,530	8,568,022
Average interest-earning assets	$18,925,505	$18,751,746	$18,679,256	$19,157,394	$19,670,332

Average interest-bearing liabilities	$11,176,385	$10,957,892	$10,683,776	$11,026,975	$11,567,228

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.35%	5.24%	4.96%	4.61%	4.25%
Average rate on interest-bearing liabilities - GAAP	1.88%	1.54%	1.04%	0.53%	0.43%
Net interest spread - GAAP	3.47%	3.70%	3.92%	4.08%	3.82%
Net interest margin - GAAP	4.23%	4.34%	4.37%	4.31%	4.00%

Net interest income amounted to $199.8 million for the second quarter of 2023, a decrease of $1.1 million, compared to $200.9 million for the first quarter of 2023. The decrease in net interest income reflects the following:

  An $11.7 million increase in interest expense on interest-bearing deposits, including:
    A $4.9 million increase in interest expense on time deposits, excluding brokered CDs, mainly due to approximately $3.9 million associated with higher rates paid in the second quarter of 2023 on new issuances and renewals; the $169.1 million increase in the average balance that resulted in approximately $0.8 million of additional interest expense; and approximately a $0.2 million increase associated with an additional day in the second quarter of 2023. The average cost of non-brokered time deposits in the second quarter of 2023 increased 63 basis points to 2.50% when compared to the previous quarter.
    A $4.7 million increase in interest expense on interest-bearing checking and saving accounts, of which approximately $4.3 million was driven by the increase in average rates paid in the second quarter of 2023, primarily in public funds accounts, and $0.2 million was related to an additional day in the second quarter of 2023. The average cost of interest-bearing checking and saving accounts increased by 24 basis points to 1.18% as compared to 0.94% in the previous quarter. Excluding public sector deposits, the average cost of interest-bearing checking and saving accounts for the second quarter of 2023 was 0.67%, as compared to 0.58% in the previous quarter.
    A $2.1 million increase in interest expense on brokered CDs, mainly driven by an increase of $166.9 million in the average balance, which resulted in additional interest expense of approximately $1.8 million and, to a lesser extent, the effect of higher rates paid in the second quarter of 2023.

Partially offset by:

  A $3.9 million increase in interest income on consumer loans and finance leases, of which approximately $1.6 million was related to an increase of $71.8 million in the average balance of this portfolio; $1.3 million was due to higher yields, mainly in the auto loans and finance leases portfolios; and $1.0 million was related to an additional day in the second quarter of 2023.
  A $3.4 million increase in interest income on commercial and construction loans, of which approximately $1.9 million was mainly related to higher interest rates in the upward repricing of variable-rate loans and new loan originations, $1.0 million was related to an additional day in the second quarter of 2023, and approximately $0.6 million was related to the $27.1 million increase in the average balance of this portfolio.
  A $2.4 million increase in interest income from interest-bearing cash balances and investment securities, mainly due to a $3.2 million increase in interest income from interest-bearing cash balances, primarily consisting of cash balances deposited at the Federal Reserve Bank (“FED”), mainly driven by the $213.1 million increase in the average balance; and a $0.4 million increase in dividends received from the FHLB. Partially offsetting these increases was a $1.1 million decrease in interest income on the debt securities portfolio, mainly due to higher U.S. agencies’ mortgage-backed securities (“MBS”) premium amortization expense associated with changes in anticipated prepayments, and the decrease of $107.5 million in the average balance.
  A $0.8 million decrease in interest expense on borrowings, mainly driven by approximately $1.1 million associated with the $94.9 million decrease in the average balance of FHLB advances, driven by the precautionary liquidity measures taken at the end of the first quarter of 2023, partially offset by a higher average cost of funds in the second quarter.
  A $0.1 million increase in interest income on residential mortgage loans.

Net interest margin for the second quarter of 2023 decreased to 4.23%, compared to 4.34% for the first quarter of 2023, mainly reflecting the effect of higher rates paid on deposits and an increasing migration from non-interest-bearing and other low cost deposits to higher cost time deposits that exceeded the increase in earning asset yields over the quarter.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	June 30,2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30,2022
(In thousands)
Service charges and fees on deposit accounts	$9,287	$9,541	$9,174	$9,820	$9,466
Mortgage banking activities	2,860	2,812	2,572	3,400	4,082
Insurance commission income	2,747	4,847	2,898	2,624	2,946
Card and processing income	11,135	10,918	10,601	9,834	10,300
Gain on early extinguishment of debt	1,605	-	-	-	-
Other non-interest income	8,637	4,400	4,355	4,015	4,147
Non-interest income	$36,271	$32,518	$29,600	$29,693	$30,941

Non-interest income amounted to $36.3 million for the second quarter of 2023, compared to $32.5 million for the first quarter of 2023. Non-interest income for the second quarter of 2023 includes the $3.6 million gain recognized from a legal settlement included as part of other non-interest income and the $1.6 million gain on the repurchase of $21.4 million in junior subordinated debentures included as part of gain on early extinguishment of debt. On a non-GAAP basis, excluding the effect of these Special Items, adjusted non-interest income decreased by $1.4 million mainly due to:

  A $2.1 million decrease in insurance commission income mainly driven by $2.3 million in seasonal contingent commissions recorded in the first quarter of 2023 based on the prior year’s production of insurance policies.

Partially offset by:

  A $0.6 million increase in adjusted other non-interest income mainly driven by the effect during the second quarter of 2023 of $0.3 million in debit card incentives collected during the second quarter of 2023 and a $0.2 million gain recognized from the sale of a fixed asset in the Florida region.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	June 30,2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30,2022
(In thousands)
Employees' compensation and benefits	$54,314	$56,422	$52,241	$52,939	$51,304
Occupancy and equipment	21,097	21,186	21,843	22,543	21,505
Business promotion	4,167	3,975	5,590	5,136	4,042
Professional service fees:
Collections, appraisals and other credit-related fees	1,231	848	1,483	1,261	1,075
Outsourcing technology services	7,278	8,141	7,806	7,564	7,636
Other professional fees	3,087	2,984	3,380	3,724	3,325
Taxes, other than income taxes	5,124	5,112	5,211	5,349	4,689
FDIC deposit insurance	2,143	2,133	1,544	1,466	1,466
Other insurance and supervisory fees	2,352	2,368	2,429	2,387	2,303
Net gain on OREO operations	(1,984)	(1,996)	(2,557)	(1,064)	(1,485)
Credit and debit card processing expenses	6,540	5,318	6,362	6,410	5,843
Communications	1,992	2,216	2,322	2,272	1,978
Other non-interest expenses	5,576	6,561	5,277	5,202	4,645
Total non-interest expenses	$112,917	$115,268	$112,931	$115,189	$108,326

Non-interest expenses amounted to $112.9 million in the second quarter of 2023, a decrease of $2.4 million from $115.3 million in the first quarter of 2023. The $2.4 million decrease reflects the following significant variances:

  A $2.1 million decrease in employees’ compensation and benefits expense, mainly driven by a decrease in bonuses and payroll taxes due to employees reaching maximum taxable amounts.
  A $1.0 million decrease in other non-interest expenses, mainly due to reserve releases of legal and operational reserves recorded during the second quarter of 2023.
  A $0.4 million decrease in professional service fees, mainly due to a $0.9 million decrease in outsourcing technology service fees, partially offset by a $0.4 million increase in collections, appraisals, and other credit-related fees.
  A $0.2 million decrease in communication expenses.

Partially offset by:

  A $1.2 million increase in credit and debit card processing expenses, mainly as a result of incentives received during the first quarter of 2023.
  A $0.2 million increase in business promotion expenses, mainly as a result of higher advertising and sponsorship expenses incurred during the second quarter of 2023 associated with the commemoration of the 75th anniversary of the Bank and an increase in donations, partially offset by a $0.6 million decrease in credit card loyalty reward program expense associated with lower historical trends of customer redemptions.

INCOME TAXES

The Corporation recorded an income tax expense of $30.3 million for the second quarter of 2023, compared to $31.9 million for the first quarter of 2023. The decrease was mainly related to lower pre-tax income and a lower estimated effective tax rate when compared to the previous quarter.

The Corporation’s estimated effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, was 30.1% for the second quarter of 2023, compared to 31.2% for the first quarter of 2023. As of June 30, 2023, the Corporation had a deferred tax asset of $153.9 million, net of a valuation allowance of $184.2 million against the deferred tax assets.

CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30,2022
Nonaccrual loans held for investment:
Residential mortgage	$33,252	$36,410	$42,772	$43,036	$44,588
Commercial mortgage	21,536	21,598	22,319	23,741	24,753
Commercial and Industrial	9,194	13,404	7,830	15,715	17,079
Construction	1,677	1,794	2,208	2,237	2,375
Consumer and finance leases	16,362	15,936	14,806	12,787	10,315
Total nonaccrual loans held for investment	$82,021	$89,142	$89,935	$97,516	$99,110
OREO	31,571	32,862	31,641	38,682	41,706
Other repossessed property	5,404	4,743	5,380	4,936	3,840
Other assets (1)	2,111	2,203	2,202	2,193	2,809
Total non-performing assets (2)	$121,107	$128,950	$129,158	$143,327	$147,465

Past due loans 90 days and still accruing (3)	$63,211	$74,380	$80,517	$81,790	$94,485
Nonaccrual loans held for investment to total loans held for investment	0.70%	0.77%	0.78%	0.86%	0.88%
Nonaccrual loans to total loans	0.70%	0.77%	0.78%	0.86%	0.88%
Non-performing assets to total assets	0.63%	0.68%	0.69%	0.78%	0.76%
(1)	Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority ("PRHFA") held as part of the available-for-sale debt securities portfolio.
(2)

Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of current expected credit losses ("CECL") on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $9.5 million as of June 30, 2023 (March 31, 2023 - $10.4 million; December 31, 2022 - $12.0 million; September 30, 2022 - $12.8 million; June 30, 2022 - $15.3 million).

(3)

These include rebooked loans, which were previously pooled into Government National Mortgage Association ("GNMA") securities, amounting to $6.5 million as of June 30, 2023 (March 31, 2023 - $7.1 million; December 31, 2022 - $10.3 million; September 30, 2022 - $8.0 million; June 30, 2022 - $10.8 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA’s specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

  Total non-performing assets decreased by $7.9 million to $121.1 million as of June 30, 2023, compared to $129.0 million as of March 31, 2023. Total nonaccrual loans held for investment decreased by $7.1 million to $82.0 million as of June 30, 2023, compared to $89.1 million as of March 31, 2023.

  The decrease in non-performing assets was mainly driven by:
    A $4.4 million decrease in nonaccrual commercial and construction loans, mainly related to the aforementioned $6.2 million charge-off recorded during the second quarter of 2023, partially offset by the inflow of a $1.5 million commercial and industrial loan in the Puerto Rico region.
    A $3.1 million decrease in nonaccrual residential mortgage loans, mainly related to $2.7 million of loans restored to accrual status.
    A $1.3 million decrease in the other real estate owned (“OREO”) portfolio balance, mainly attributable to the sale of residential properties in the Puerto Rico region.

    Partially offset by:
    A $0.7 million increase in other repossessed property, mainly consisting of repossessed automobiles.
    A $0.4 million increase in nonaccrual consumer loans, mainly auto loans and finance leases.
  Inflows to nonaccrual loans held for investment were $24.9 million in the second quarter of 2023, a decrease of $4.8 million compared to inflows of $29.7 million in the first quarter of 2023. Inflows to nonaccrual commercial and construction loans were $3.1 million in the second quarter of 2023, a decrease of $5.0 million compared to inflows of $8.1 million in the first quarter of 2023 mainly due to the inflow of a $7.1 million commercial and industrial participated loan in the Florida region during the first quarter of 2023. Inflows to nonaccrual consumer loans were $18.8 million, a decrease of $0.7 million compared to inflows of $19.5 million in the first quarter of 2023. Inflows to nonaccrual residential mortgage loans were $3.0 million in the second quarter of 2023, an increase of $0.9 million compared to inflows of $2.1 million in the first quarter of 2023. See Early Delinquency below for additional information.
  Adversely classified commercial and construction loans decreased by $4.3 million to $65.7 million as of June 30, 2023, mainly driven by the aforementioned $6.2 million charge-off recorded in the second quarter of 2023.

Early Delinquency

Total loans held for investment in early delinquency (i.e., 30-89 days past due accruing loans, as defined in regulatory reporting instructions) amounted to $118.5 million as of June 30, 2023, an increase of $24.0 million, compared to $94.5 million as of March 31, 2023. The variances by major portfolio categories are as follows:

  Consumer loans in early delinquency increased in the second quarter of 2023 by $12.0 million to $78.4 million, mainly in the auto loan portfolio.
  Commercial and construction loans in early delinquency increased by $6.3 million to $9.2 million, mainly due to a $4.5 million commercial mortgage loan in the Puerto Rico region that matured and is in the process of renewal but for which the Corporation continues to receive interest and principal payments from the borrower.
  Residential mortgage loans in early delinquency increased by $5.7 million to $30.9 million.

Allowance for Credit Losses

The following table summarizes the activity of the allowance for credit losses (“ACL”) for on-balance sheet and off-balance sheet exposures during the second and first quarters of 2023:

	Quarter ended June 30, 2023
	Loans and Finance Leases					Debt Securities
	Residential Mortgage	Commercial and Construction	Consumer Loans and Finance	Total Loans and Finance	Unfunded Loans	Held-to	Available-
Allowance for Credit Losses	Loans	Loans	Leases	Leases	Commitments	Maturity	for-Sale	Total ACL
(Dollars in thousands)
Allowance for credit losses, beginning balance	$64,403	$70,926	$130,238	$265,567	$4,168	$7,646	$449	$277,830
Provision for credit losses - (benefit) expense	(3,500)	10,198	14,072	20,770	721	755	(16)	22,230
Net charge-offs	(389)	(5,879)	(13,011)	(19,279)	-	-	-	(19,279)
Allowance for credit losses, end of period	$60,514	$75,245	$131,299	$267,058	$4,889	$8,401	$433	$280,781
Amortized cost of loans and finance leases	$2,793,790	$5,430,268	$3,495,257	$11,719,315
Allowance for credit losses on loans to amortized cost	2.17%	1.39%	3.76%	2.28%

	Quarter ended March 31, 2023
	Loans and Finance Leases					Debt Securities
	Residential Mortgage	Commercial and Construction	Consumer Loans and Finance	Total Loans and Finance	Unfunded Loans	Held-to	Available-
Allowance for Credit Losses	Loans	Loans	Leases	Leases	Commitments	-Maturity	for-Sale	Total ACL
(Dollars in thousands)
Allowance for credit losses, beginning balance	$62,760	$70,278	$127,426	$260,464	$4,273	$8,286	$458	$273,481
Impact of adoption of ASU 2022-02 (1)	2,056	7	53	2,116	-	-	-	2,116
Provision for credit losses - expense (benefit)	73	456	15,727	16,256	(105)	(640)	(9)	15,502
Net (charge-offs) recoveries	(486)	185	(12,968)	(13,269)	-	-	-	(13,269)
Allowance for credit losses, end of period	$64,403	$70,926	$130,238	$265,567	$4,168	$7,646	$449	$277,830
Amortized cost of loans and finance leases	$2,811,528	$5,359,512	$3,406,945	$11,577,985
Allowance for credit losses on loans to amortized cost	2.29%	1.32%	3.82%	2.29%

(1)

Related to the adoption on January 1, 2023 of Accounting Standards Update (“ASU”) 2022-02, “Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures,” for which the Corporation elected to discontinue the use of a discounted cash flow methodology for restructured accruing loans.

The main variances of the total ACL by main categories are discussed below:

Allowance for Credit Losses for Loans and Finance Leases

As of June 30, 2023, the ACL for loans and finance leases was $267.1 million, an increase of $1.5 million, from $265.6 million as of March 31, 2023. The ACL for commercial and construction loans increased by $4.3 million, mainly due to a deterioration in the forecasted CRE Price Index to account for an increased uncertainty in the CRE market at a national level that could potentially impact the markets we serve coupled with the growth in the commercial and construction loan portfolios, partially offset by the aforementioned charge-off recorded during the second quarter of 2023. The ACL for consumer loans increased by $1.1 million, primarily reflecting the effect of the increase in the size of the consumer loan portfolios, partially offset by updated macroeconomic variables, such as the unemployment rate, which are now forecasted to deteriorate at a slower pace than previously expected. The ACL for residential mortgage loans decreased by $3.9 million, mainly due to a more favorable economic outlook in the projection of certain forecasted macroeconomic variables, such as the Regional Home Price Index.

  The provision for credit losses on loans and finance leases was $20.8 million for the second quarter of 2023, compared to $16.3 million in the first quarter of 2023.
    Provision for credit losses for the commercial and construction loan portfolio was $10.2 million for the second quarter of 2023, compared to $0.5 million in the first quarter of 2023, mainly due to an increased uncertainty in the CRE price index and, to a lesser extent, the effect of the increase in the size of the loan portfolio. The results for the second quarter of 2023 also reflect a $1.2 million incremental provision associated to the aforementioned commercial and industrial participated loan in the Florida region in the power generation industry.
    Provision for credit losses for the residential mortgage loan portfolio was a net benefit of $3.5 million for the second quarter of 2023, compared to an expense of $0.1 million in the first quarter of 2023. The net benefit recognized during the second quarter of 2023 was mainly due to a more favorable economic outlook in the projection of certain forecasted macroeconomic variables, such as the Regional Home Price Index.
    Provision for credit losses for the consumer loans and finance leases portfolio was $14.1 million for the second quarter of 2023, compared to $15.7 million in the first quarter of 2023. The decrease in provision expense is primarily related to the previously mentioned updates in macroeconomic variables.
  The ratio of the ACL for loans and finance leases to total loans held for investment was 2.28% as of June 30, 2023, compared to 2.29% as of March 31, 2023. The ratio of the total ACL for loans and finance leases to nonaccrual loans held for investment was 326% as of June 30, 2023, compared to 298% as of March 31, 2023.

Net Charge-Offs

The following table presents ratios of annualized net charge-offs (recoveries) to average loans held-in-portfolio for the last five quarters:

	Quarter Ended

	June 30,2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30,2022

Residential mortgage	0.06%	0.07%	0.07%	0.13%	0.11%
Commercial mortgage	0.01%	-0.03%	0.00%	-0.01%	-0.22%
Commercial and Industrial	0.87%	0.00%	0.19%	-0.07%	-0.07%
Construction	-0.99%	-0.17%	-1.82%	0.07%	-0.09%
Consumer loans and finance leases	1.51%	1.54%	1.44%	1.05%	0.91%
Total loans	0.67%	0.46%	0.46%	0.31%	0.21%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $19.3 million for the second quarter of 2023, or an annualized 0.67% of average loans, compared to $13.3 million, or an annualized 0.46% of average loans, in the first quarter of 2023. The increase of $6.0 million in net charge-offs was driven by a $6.1 million increase in commercial and construction loans net charge-offs mainly related to the aforementioned $6.2 million charge-off recorded during the second quarter of 2023.

Allowance for Credit Losses for Unfunded Loan Commitments

As of June 30, 2023, the ACL for off-balance sheet credit exposures increased to $4.9 million, compared to $4.2 million as of March 31, 2023, mainly in the construction loan portfolio, due to a deterioration in the forecasted CRE Price Index.

Allowance for Credit Losses for Debt Securities

As of June 30, 2023, the ACL for debt securities was $8.8 million, of which $8.4 million is related to Puerto Rico municipal bonds classified as held-to-maturity, compared to $8.0 million and $7.6 million, respectively, as of March 31, 2023. The increase in the ACL of held-to-maturity debt securities was mostly driven by higher exposure risk associated to the rising interest rate environment.

LIQUIDITY

Cash and cash equivalents increased by $223.9 million to $1.0 billion as of June 30, 2023. When adding $2.2 billion of free high-quality liquid securities that could be liquidated or pledged within one day, total core liquidity amounted to $3.2 billion as of June 30, 2023, or 16.70% of total assets, compared to $3.2 billion, or 16.77% of total assets as of March 31, 2023. In addition, as of June 30, 2023, the Corporation had $980.9 million available for credit with the FHLB based on the value of collateral pledged with the FHLB. As such, the basic liquidity ratio (which includes cash, free high-quality liquid assets such as U.S. government and government sponsored entities’ obligations that could be liquidated or pledged within one day, and available secured lines of credit with the FHLB to total assets) was approximately 21.82% as of June 30, 2023, compared to 21.42% as of March 31, 2023.

In addition to the aforementioned available credit from the FHLB, the Corporation also maintains borrowing capacity at the FED Discount Window Program. The Corporation does not consider borrowing capacity from the FED Discount Window as a primary source of liquidity but had approximately $1.4 billion available for funding under the FED’s Borrower-In-Custody (“BIC”) Program as of June 30, 2023. Also, the Corporation has access to financing with other counterparties through repurchase agreements and is enrolled in the FED’s Bank Term Funding Program. Combined, as of June 30, 2023, the Corporation had $5.6 billion available to meet liquidity needs.

The Corporation’s total deposits, excluding brokered CDs, amounted to $16.5 billion as of June 30, 2023, compared to $15.8 billion as of March 31, 2023, including government deposits amounting to $3.4 billion and $2.7 billion, respectively, which are fully collateralized. As of June 30, 2023, $4.7 billion of these deposits are uninsured, which represent 28.79% of total deposits, compared to $4.8 billion, or 30.13% of total deposits, as of March 31, 2023. Brokered CDs amounted to $363.6 million as of June 30, 2023, compared to $252.9 million as of March 31, 2023. Refer to Table 11 for additional information about the deposits composition.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $19.2 billion as of June 30, 2023, up $175.4 million from March 31, 2023.

The following variances within the main components of total assets are noted:

  A $223.9 million increase in cash and cash equivalents mainly related to the $767.7 million net increase in deposits, partially offset by the $546.1 million decrease in borrowings.
  A $181.9 million decrease in investment securities, mainly driven by principal repayments of approximately $111.7 million primarily on U.S. agencies MBS, a $54.8 million decrease in the fair value of available-for-sale debt securities attributable to changes in market interest rates and a $19.5 million decrease in investments on FHLB stock tied to the decline in short-term advances from the FHLB.
  A $140.4 million increase in total loans. The variance consisted of increases of $79.3 million in the Puerto Rico region, $42.5 million in the Virgin Islands region, and $18.6 million in the Florida region. On a portfolio basis, the variance consisted of increases of $88.2 million in consumer loans, primarily auto loans and finance leases, and $70.8 million in commercial and construction loans, partially offset by a decrease of $18.6 million in residential mortgage loans. The increase in commercial and construction loans was mainly associated with a $33.2 million increase in the balance of floor plan lines of credit in the Puerto Rico region and the origination of a $47.0 million line of credit facility extended to a public corporation in the Virgin Islands region.

  Total loan originations, including refinancings, renewals, and draws from existing commitments (excluding credit card utilization activity), amounted to $1.1 billion in the second quarter of 2023, an increase of $8.9 million compared to the first quarter of 2023. The growth in total loan originations consisted of increases of $37.9 million in residential mortgage loan originations and $11.1 million in consumer loan originations, partially offset by a $40.1 million decrease in commercial and construction loan originations.

  Total loan originations in the Puerto Rico region amounted to $834.7 million in the second quarter of 2023, a decrease of $75.0 million, compared to $909.7 million in the first quarter of 2023. The $75.0 million decline in total loan originations consisted of: (i) a $112.3 million decrease in commercial and construction loan originations mainly due to three commercial and industrial loans over $20 million originated in the previous quarter, partially offset by increases of $27.0 million in residential mortgage loan originations and $10.3 million in consumer loan originations.

  Total loan originations in the Virgin Islands region amounted to $79.7 million in the second quarter of 2023, compared to $19.0 million in the first quarter of 2023. The $60.7 million growth in total loan originations consisted of increases of $59.7 million in commercial and construction loan originations driven by the aforementioned $47.0 million origination of a line of credit facility to a public corporation, and $1.1 million in consumer loan originations, partially offset by a $0.1 million decrease in residential mortgage loan originations.

  Total loan originations in the Florida region amounted to $168.9 million in the second quarter of 2023, compared to $145.7 million in the first quarter of 2023. The $23.2 million growth in total loan originations consisted of increases of $12.5 million in commercial and construction loan originations and $11.0 million in residential mortgage loan originations, partially offset by a $0.3 million decrease in consumer loan originations.

Total liabilities were approximately $17.8 billion as of June 30, 2023, an increase of $183.0 million from March 31, 2023.

The increase in total liabilities was mainly due to:

  A $767.7 million increase in total deposits driven by a $917.8 million increase in interest-bearing deposits, partially offset by a $150.1 million decrease in non-interest-bearing deposits. As of June 30, 2023, non-interest-bearing deposits represented 35% of total deposits, compared to 38% as of March 31, 2023. The increase in total deposits included the following significant variances:
    A $761.3 million increase in government deposits, consisting of growth of $698.0 million in the Puerto Rico region, $62.5 million in the Virgin Islands region, and $0.8 million in the Florida region. Most of the increase in the Puerto Rico region was related to higher balances of interest-bearing transactional accounts.
    A $110.7 million increase in brokered CDs. The increase reflects the effect of new issuances amounting to $264.4 million with an all-in cost of 5.14%, partially offset by approximately $153.7 million of maturing brokered CDs, with an all-in cost of 4.80%, that were paid off during the second quarter of 2023.
    A $104.3 million decrease in deposits, excluding brokered CDs and government deposits, reflecting reductions of $77.3 million in the Puerto Rico region, $22.5 million in the Florida region, and $4.5 million in the Virgin Islands region. The decrease in total deposits, excluding brokered CDs and government deposits, is net of a $149.4 million increase in time deposits.

Partially offset by:

  A $546.1 million decrease in borrowings, reflecting repayments of $425.0 million in short-term FHLB advances at an average cost of 5.04%, a $99.0 million decline in short-term repurchase agreements, and the repurchase of $21.4 million in junior subordinated debentures.

Total stockholders’ equity amounted to $1.4 billion as of June 30, 2023, a decrease of $7.6 million from March 31, 2023, mainly driven by the $54.8 million decrease in the fair value of available-for-sale debt securities due to changes in market interest rates recognized as part of accumulated other comprehensive loss and $25.3 million in common stock dividends declared in the second quarter of 2023, partially offset by earnings generated in the second quarter of 2023.

As of June 30, 2023, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated CET1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 16.64%, 16.64%, 19.15%, and 10.73%, respectively, as of June 30, 2023, compared to CET1 capital, tier 1 capital, total capital, and leverage ratios of 16.33%, 16.33%, 19.02%, and 10.57%, respectively, as of March 31, 2023.

Meanwhile, estimated CET1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank, were 16.54%, 17.34%, 18.59%, and 11.18%, respectively, as of June 30, 2023, compared to CET1 capital, tier 1 capital, total capital and leverage ratios of 16.65%, 17.45%, 18.71%, and 11.29%, respectively, as of March 31, 2023.

Tangible Common Equity (Non-GAAP)

On a non-GAAP basis, the Corporation’s tangible common equity ratio decreased to 7.03% as of June 30, 2023, compared to 7.12% as of March 31, 2023.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets to the most comparable GAAP items as of the indicated dates:

	June 30,2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30,2022
(In thousands, except ratios and per share information)
Tangible Equity:
Total common equity - GAAP	$1,397,999	$1,405,593	$1,325,540	$1,265,333	$1,557,916
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Purchased credit card relationship intangible	(17)	(86)	(205)	(376)	(599)
Core deposit intangible	(17,075)	(18,987)	(20,900)	(22,818)	(24,736)
Insurance customer relationship intangible	-	-	(13)	(51)	(89)

Tangible common equity - non-GAAP	$1,342,296	$1,347,909	$1,265,811	$1,203,477	$1,493,881

Tangible Assets:
Total assets - GAAP	$19,152,455	$18,977,114	$18,634,484	$18,442,034	$19,531,635
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Purchased credit card relationship intangible	(17)	(86)	(205)	(376)	(599)
Core deposit intangible	(17,075)	(18,987)	(20,900)	(22,818)	(24,736)
Insurance customer relationship intangible	-	-	(13)	(51)	(89)

Tangible assets - non-GAAP	$19,096,752	$18,919,430	$18,574,755	$18,380,178	$19,467,600

Common shares outstanding	179,757	179,789	182,709	186,258	191,626

Tangible common equity ratio - non-GAAP	7.03%	7.12%	6.81%	6.55%	7.67%
Tangible book value per common share - non-GAAP	$7.47	$7.50	$6.93	$6.46	$7.80

Exposure to Puerto Rico Government

As of June 30, 2023, the Corporation had $344.3 million of direct exposure to the Puerto Rico government, its municipalities, and public corporations, an increase of $4.3 million when compared to $340.0 million as of March 31, 2023. As of June 30, 2023, approximately $186.2 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit, and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $113.2 million consisted of loans and obligations which are supported by one or more specific sources of municipal revenues. The Corporation’s total direct exposure to the Puerto Rico government also included $9.5 million in a loan extended to an affiliate of the Puerto Rico Electric Power Authority and $32.1 million in loans to agencies of Puerto Rico public corporations. In addition, the total direct exposure included obligations of the Puerto Rico government, specifically a residential pass-through MBS issued by the PRHFA, at an amortized cost of $3.3 million (fair value of $2.1 million as of June 30, 2023), included as part of the Corporation’s available-for-sale debt securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $1.1 million as of June 30, 2023, of which $0.3 million is due to credit deterioration.

The aforementioned exposure to municipalities in Puerto Rico included $166.1 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity debt securities. As of June 30, 2023, the ACL for these securities was $8.4 million, compared to $7.6 million as of March 31, 2023.

As of June 30, 2023, the Corporation had $2.9 billion of public sector deposits in Puerto Rico, compared to $2.2 billion as of March 31, 2023. Approximately 21% of the public sector deposits as of June 30, 2023, were from municipalities and municipal agencies in Puerto Rico, and 79% were from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp.’s senior management will host an earnings conference call and live webcast on Thursday, July 27, 2023, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site, fbpinvestor.com, or through a dial-in telephone number at (833) 470-1428 or (404) 975-4839 for international callers. The participant access code is 640793. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp.’s website, fbpinvestor.com, until July 27, 2024. A telephone replay will be available one hour after the end of the conference call through August 26, 2023, at (866) 813-9403. The replay access code is 486480.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational, and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “will,” “plans,” “forecast,” “believe,” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the uncertainties more fully discussed in Part I, Item 1A, “Risk Factors” of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, Part II, Item 1A, “Risk Factors” of the Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, and the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: the impacts of rising interest rates and inflation on the Corporation, including a decrease in demand for new loan originations and refinancings, increased competition for borrowers, attrition in deposits, a reduction in the fair value of the Corporation’s debt securities portfolio, and an increase in non-interest expenses which would impact the Corporation’s earnings and may adversely impact origination volumes, liquidity, and financial performance; volatility in the financial services industry, including failures or rumored failures of other depository institutions, and actions taken by governmental agencies to stabilize the financial system, which could result in, among other things, bank deposit runoffs and liquidity constraints; the effect of continued changes in the fiscal and monetary policies and regulations of the U.S. federal government, the Puerto Rico government and other governments, including those determined by the Federal Reserve Board, the Federal Reserve Bank of New York, the Federal Deposit Insurance Corporation (“FDIC”), government-sponsored housing agencies and regulators in Puerto Rico and the U.S. and British Virgin Islands; uncertainty as to the ability of FirstBank to retain its core deposits and generate sufficient cash flow through its wholesale funding sources, such as securities sold under agreements to repurchase, FHLB advances, and brokered CDs, which in turn affects its ability to make dividend payments to the Corporation and could result in selling certain investment securities portfolio at a loss; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including in the interest rate environment, unemployment rates, market liquidity, housing absorption rates, real estate markets, and U.S. capital markets, which may affect funding sources, loan portfolio performance and credit quality, market prices of investment securities, and demand for the Corporation’s products and services, and which may reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; the impact of government financial assistance for hurricane recovery and other disaster relief on economic activity in Puerto Rico, and the timing and pace of disbursements of funds earmarked for disaster relief; the ability of the Corporation, FirstBank, and third-party service providers to identify and prevent cyber-security incidents, such as data security breaches, ransomware, malware, “denial of service” attacks, “hacking,” identity theft, and state-sponsored cyberthreats, and the occurrence of and response to any incidents that occur, such as an April 2023 security incident at one of our third-party vendors, which may result in misuse or misappropriation of confidential or proprietary information, disruption, or damage to our systems or those of third-party service providers, increased costs and losses or an adverse effect to our reputation; general competitive factors and other market risks as well as the implementation of strategic growth opportunities, including risks, uncertainties, and other factors or events related to any business acquisitions or dispositions; uncertainty as to the implementation of the debt restructuring plan of Puerto Rico and the fiscal plan for Puerto Rico as certified on April 3, 2023, by the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments and tax regulations in Puerto Rico; the impact of changes in accounting standards, or assumptions in applying those standards, on forecasts of economic variables considered for the determination of the ACL; the ability of FirstBank to realize the benefits of its net deferred tax assets; environmental, social, and governance matters, including our climate-related initiatives and commitments; the impacts of natural or man-made disasters, widespread health emergencies, geopolitical conflicts (including the ongoing conflict in Ukraine), terrorist attacks, or other catastrophic external events, including impacts of such events on general economic conditions and on the Corporation’s assumptions regarding forecasts of economic variables; the effect of changes in the interest rate environment, including any adverse change in the Corporation’s ability to attract and retain clients and gain acceptance from current and prospective customers for new products and services, including those related to the offering of digital banking and financial services; the risk that additional portions of the unrealized losses in the Corporation’s debt securities portfolio are determined to be credit-related, resulting in additional charges to the provision for credit losses on the Corporation’s available-for-sale debt securities portfolio; the impacts of applicable legislative, tax, or regulatory changes on the Corporation’s financial condition or performance; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments, causing an additional increase in the Corporation’s non-interest expenses; any need to recognize impairments on the Corporation’s financial instruments, goodwill, and other intangible assets; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; and uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels, and compliance with applicable laws, regulations and related requirements. The Corporation does not undertake, and specifically disclaims any obligation to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S., and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Condensed Consolidated Statements of Financial Condition
	As of
	June 30, 2023	March 31, 2023	December 31, 2022
(In thousands, except for share information)
ASSETS
Cash and due from banks	$1,046,534	$822,542	$478,480
Money market investments:
Time deposits with other financial institutions	300	300	300
Other short-term investments	700	759	1,725
Total money market investments	1,000	1,059	2,025
Debt securities available for sale, at fair value (ACL of $433 as of June 30, 2023; $449 as of March 31, 2023; and $458 as of December 31, 2022)	5,433,369	5,589,256	5,599,520
Debt securities held to maturity, at amortized cost, net of ACL of $8,401 as of June 30, 2023; $7,646 as of March 31, 2023; and $8,286 as of December 31, 2022 (fair value of $410,181 as of June 30, 2023; $419,752 as of March 31, 2023; and $427,115 as of December 31, 2022)	416,325	423,749	429,251
Total debt securities	5,849,694	6,013,005	6,028,771
Equity securities	48,101	66,714	55,289
Total investment securities	5,897,795	6,079,719	6,084,060
Loans, net of ACL of $267,058 as of June 30, 2023; $265,567 as of March 31, 2023; and $260,464 as of December 31, 2022	11,452,257	11,312,418	11,292,361
Loans held for sale, at lower of cost or market	14,295	15,183	12,306
Total loans, net	11,466,552	11,327,601	11,304,667
Accrued interest receivable on loans and investments	70,368	63,841	69,730
Premises and equipment, net	146,640	137,580	142,935
OREO	31,571	32,862	31,641
Deferred tax asset, net	153,925	154,780	155,584
Goodwill	38,611	38,611	38,611
Other intangible assets	17,092	19,073	21,118
Other assets	282,367	299,446	305,633
Total assets	$19,152,455	$18,977,114	$18,634,484
LIABILITIES
Deposits:
Non-interest-bearing deposits	$5,874,261	$6,024,304	$6,112,884
Interest-bearing deposits	10,945,431	10,027,661	10,030,583
Total deposits	16,819,692	16,051,965	16,143,467
Securities sold under agreements to repurchase	73,934	172,982	75,133
Advances from the FHLB	500,000	925,000	675,000
Other borrowings	161,700	183,762	183,762
Accounts payable and other liabilities	199,130	237,812	231,582
Total liabilities	17,754,456	17,571,521	17,308,944
STOCKHOLDERSʼ EQUITY
Common stock, $0.10 par value, 223,663,116 shares issued (June 30, 2023 - 179,756,622 shares outstanding; March 31, 2023 - 179,788,698 shares outstanding; and December 31, 2022 - 182,709,059 shares outstanding)	22,366	22,366	22,366
Additional paid-in capital	962,229	959,912	970,722
Retained earnings	1,733,497	1,688,176	1,644,209
Treasury stock, at cost (June 30, 2023 - 43,906,494 shares; March 31, 2023 - 43,874,418 shares; December 31, 2022 - 40,954,057 shares)	(547,706)	(547,311)	(506,979)
Accumulated other comprehensive loss	(772,387)	(717,550)	(804,778)
Total stockholdersʼ equity	1,397,999	1,405,593	1,325,540
Total liabilities and stockholdersʼ equity	$19,152,455	$18,977,114	$18,634,484

Table 2 – Condensed Consolidated Statements of Income
	Quarter Ended			Six-Month Period Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
(In thousands, except per share information)
Net interest income:
Interest income	$252,204	$242,396	$208,625	$494,600	$406,479
Interest expense	52,389	41,511	12,439	93,900	24,669
Net interest income	199,815	200,885	196,186	400,700	381,810
Provision for credit losses - expense (benefit):
Loans	20,770	16,256	12,665	37,026	(4,324)
Unfunded loan commitments	721	(105)	812	616	634
Debt securities	739	(649)	(3,474)	90	(109)
Provision for credit losses - expense (benefit)	22,230	15,502	10,003	37,732	(3,799)
Net interest income after provision for credit losses	177,585	185,383	186,183	362,968	385,609

Non-interest income:
Service charges and fees on deposit accounts	9,287	9,541	9,466	18,828	18,829
Mortgage banking activities	2,860	2,812	4,082	5,672	9,288
Card and processing income	11,135	10,918	10,300	22,053	19,981
Gain on early extinguishment of debt	1,605	-	-	1,605	-
Other non-interest income	11,384	9,247	7,093	20,631	15,701
Total non-interest income	36,271	32,518	30,941	68,789	63,799

Non-interest expenses:
Employees’ compensation and benefits	54,314	56,422	51,304	110,736	100,858
Occupancy and equipment	21,097	21,186	21,505	42,283	43,891
Business promotion	4,167	3,975	4,042	8,142	7,505
Professional service fees	11,596	11,973	12,036	23,569	22,630
Taxes, other than income taxes	5,124	5,112	4,689	10,236	9,707
Insurance and supervisory fees	4,495	4,501	3,769	8,996	7,677
Net gain on OREO operations	(1,984)	(1,996)	(1,485)	(3,980)	(2,205)
Credit and debit card processing expenses	6,540	5,318	5,843	11,858	9,964
Other non-interest expenses	7,568	8,777	6,623	16,345	14,958
Total non-interest expenses	112,917	115,268	108,326	228,185	214,985

Income before income taxes	100,939	102,633	108,798	203,572	234,423
Income tax expense	30,284	31,935	34,103	62,219	77,128

Net income	$70,655	$70,698	$74,695	$141,353	$157,295

Net income attributable to common stockholders	$70,655	$70,698	$74,695	$141,353	$157,295

Earnings per common share:
Basic	$0.39	$0.39	$0.38	$0.79	$0.80
Diluted	$0.39	$0.39	$0.38	$0.78	$0.80

Table 3 – Selected Financial Data
	Quarter Ended			Six-Month Period Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
(Shares in thousands)
Per Common Share Results:
Net earnings per share - basic	$0.39	$0.39	$0.38	$0.79	$0.80
Net earnings per share - diluted	$0.39	$0.39	$0.38	$0.78	$0.80
Cash dividends declared	$0.14	$0.14	$0.12	$0.28	$0.22
Average shares outstanding	178,926	180,215	194,405	179,567	196,257
Average shares outstanding diluted	179,277	181,236	195,366	180,253	197,441
Book value per common share	$7.78	$7.82	$8.13	$7.78	$8.13
Tangible book value per common share (1)	$7.47	$7.50	$7.80	$7.47	$7.80
Common Stock Price: End of period	$12.22	$11.42	$12.91	$12.22	$12.91
Selected Financial Ratios (In Percent):
Profitability:
Return on Average Assets	1.51	1.55	1.52	1.53	1.59
Return on Average Common Equity	19.66	21.00	17.82	20.31	17.18
Interest Rate Spread (2)	3.58	3.84	4.01	3.71	3.89
Net Interest Margin (2)	4.35	4.48	4.19	4.42	4.08
Efficiency ratio (3)	47.83	49.39	47.69	48.60	48.25
Capital and Other:
Average Total Equity to Average Total Assets	7.67	7.36	8.52	7.52	9.24
Total capital	19.15	19.02	19.98	19.15	19.98
Common equity Tier 1 capital	16.64	16.33	17.23	16.64	17.23
Tier 1 capital	16.64	16.33	17.23	16.64	17.23
Leverage	10.73	10.57	10.18	10.73	10.18
Tangible common equity ratio (1)	7.03	7.12	7.67	7.03	7.67
Dividend payout ratio	35.45	35.69	31.23	35.57	27.45
Basic liquidity ratio (4)	21.82	21.42	28.84	21.82	28.84
Core liquidity ratio (5)	16.70	16.77	23.11	16.70	23.11
Loan to deposit ratio	69.76	72.22	65.52	69.76	65.52
Uninsured deposits, excluding fully collateralized deposits, to total deposits	28.79	30.13	31.89	28.79	31.89
Asset Quality:
Allowance for credit losses for loans and finance leases to total loans held for investment	2.28	2.29	2.25	2.28	2.25
Net charge-offs (annualized) to average loans outstanding	0.67	0.46	0.21	0.56	0.23
Provision for credit losses for loans and finance leases - expense (benefit) to net charge-offs	107.73	122.51	212.50	113.76	(34.44)
Non-performing assets to total assets	0.63	0.68	0.76	0.63	0.76
Nonaccrual loans held for investment to total loans held for investment	0.70	0.77	0.88	0.70	0.88
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment	325.60	297.91	254.42	325.60	254.42
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment, excluding residential estate loans	547.60	503.62	462.48	547.60	462.48
(1)

Non-GAAP financial measures (as defined above). Refer to Statement of Financial Condition above and Table 4 below for additional information about the components and a reconciliation of these measures.

(2)

On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (non-GAAP financial measure). Refer to Non-GAAP Disclosures above for additional information and a reconciliation of these measures.

(3)	Non-interest expenses to the sum of net interest income and non-interest income.
(4)	Defined as the sum of cash and cash equivalents, free high quality liquid assets that could be liquidated within one day, and available secured lines of credit with the FHLB to total assets.
(5)	Defined as the sum of cash and cash equivalents and free high quality liquid assets that could be liquidated within one day to total assets.

Table 4 – Reconciliation of Net Interest Income to Net Interest Income Excluding Valuations and on a Tax-Equivalent Basis

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the second and first quarters of 2023, the second quarter of 2022 and the six-month periods ended June 30, 2023 and 2022, respectively. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

	Quarter Ended			Six-Month Period Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	June 30,2022	June 30,2023	June 30,2022
Net Interest Income
Interest income - GAAP	$252,204	$242,396	$208,625	$494,600	$406,479
Unrealized (gain) loss on derivative instruments	(3)	6	(9)	3	(24)
Interest income excluding valuations non-GAAP	252,201	242,402	208,616	494,603	406,455
Tax-equivalent adjustment	5,540	6,347	9,389	11,887	16,608
Interest income on a tax-equivalent basis and excluding valuations non-GAAP	$257,741	$248,749	$218,005	$506,490	$423,063

Interest expense - GAAP	$52,389	$41,511	$12,439	$93,900	$24,669

Net interest income - GAAP	$199,815	$200,885	$196,186	$400,700	$381,810

Net interest income excluding valuations - non-GAAP	$199,812	$200,891	$196,177	$400,703	$381,786

Net interest income on a tax-equivalent basis and excluding valuations - non-GAAP	$205,352	$207,238	$205,566	$412,590	$398,394

Average Balances
Loans and leases	$11,591,516	$11,519,399	$11,102,310	$11,555,659	$11,104,571
Total securities, other short-term investments and interest-bearing cash balances	7,333,989	7,232,347	8,568,022	7,283,450	8,607,337
Average Interest-Earning Assets	$18,925,505	$18,751,746	$19,670,332	$18,839,109	$19,711,908
Average Interest-Bearing Liabilities	$11,176,385	$10,957,892	$11,567,228	$11,067,741	$11,390,486

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.35%	5.24%	4.25%	5.29%	4.16%
Average rate on interest-bearing liabilities - GAAP	1.88%	1.54%	0.43%	1.71%	0.44%
Net interest spread - GAAP	3.47%	3.70%	3.82%	3.58%	3.72%
Net interest margin - GAAP	4.23%	4.34%	4.00%	4.29%	3.91%

Average yield on interest-earning assets excluding valuations - non-GAAP	5.35%	5.24%	4.25%	5.29%	4.16%
Average rate on interest-bearing liabilities excluding valuations - non-GAAP	1.88%	1.54%	0.43%	1.71%	0.44%
Net interest spread excluding valuations - non-GAAP	3.47%	3.70%	3.82%	3.58%	3.72%
Net interest margin excluding valuations - non-GAAP	4.23%	4.34%	4.00%	4.29%	3.91%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations - non-GAAP	5.46%	5.38%	4.45%	5.42%	4.33%
Average rate on interest-bearing liabilities	1.88%	1.54%	0.43%	1.71%	0.44%
Net interest spread on a tax-equivalent basis and excluding valuations - non-GAAP	3.58%	3.84%	4.01%	3.71%	3.89%
Net interest margin on a tax-equivalent basis and excluding valuations - non-GAAP	4.35%	4.48%	4.19%	4.42%	4.08%

Table 5 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume			Interest income (1) / expense			Average Rate (1)
Quarter Ended	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2023	2023	2022	2023	2023	2022	2023	2023	2022
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$617,356	$404,249	$1,530,353	$7,880	$4,650	$2,873	5.12%	4.67%	0.75%
Government obligations (2)	2,909,204	2,909,976	2,922,226	10,973	10,765	10,090	1.51%	1.50%	1.38%
Mortgage-backed securities	3,757,425	3,864,145	4,081,573	17,087	19,396	22,804	1.82%	2.04%	2.24%
FHLB stock	36,265	40,838	21,275	780	421	251	8.63%	4.18%	4.73%
Other investments	13,739	13,139	12,595	58	139	12	1.69%	4.29%	0.38%
Total investments (3)	7,333,989	7,232,347	8,568,022	36,778	35,371	36,030	2.01%	1.98%	1.69%
Residential mortgage loans	2,808,465	2,835,240	2,891,403	39,864	39,794	40,573	5.69%	5.69%	5.63%
C&I and commercial mortgage loans	5,191,040	5,167,727	5,054,223	89,290	85,885	64,500	6.90%	6.74%	5.12%
Construction loans	149,783	146,041	124,070	2,903	2,676	1,768	7.77%	7.43%	5.72%
Finance leases	769,316	735,500	617,399	14,714	13,809	11,410	7.67%	7.61%	7.41%
Consumer loans	2,672,912	2,634,891	2,415,215	74,192	71,214	63,724	11.13%	10.96%	10.58%
Total loans (4) (5)	11,591,516	11,519,399	11,102,310	220,963	213,378	181,975	7.65%	7.51%	6.57%
Total interest-earning assets	$18,925,505	$18,751,746	$19,670,332	$257,741	$248,749	$218,005	5.46%	5.38%	4.45%

Interest-bearing liabilities:
Time deposits	$2,511,504	$2,342,360	$2,202,228	$15,667	$10,782	$3,838	2.50%	1.87%	0.70%
Brokered CDs	333,557	166,698	76,790	3,761	1,587	404	4.52%	3.86%	2.11%
Other interest-bearing deposits	7,517,995	7,544,901	8,704,448	22,176	17,516	3,452	1.18%	0.94%	0.16%
Securities sold under agreements to repurchase	101,397	91,004	200,000	1,328	1,069	1,972	5.25%	4.76%	3.95%
Advances from the FHLB	534,231	629,167	200,000	6,048	7,176	1,075	4.54%	4.63%	2.16%
Other borrowings	177,701	183,762	183,762	3,409	3,381	1,698	7.69%	7.46%	3.71%
Total interest-bearing liabilities	$11,176,385	$10,957,892	$11,567,228	$52,389	$41,511	$12,439	1.88%	1.54%	0.43%
Net interest income				$205,352	$207,238	$205,566
Interest rate spread							3.58%	3.84%	4.01%
Net interest margin							4.35%	4.48%	4.19%
(1)

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Non-GAAP Disclosures and Table 4 above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)

Interest income on loans includes $2.9 million, $3.1 million, and $3.0 million for the quarters ended June 30, 2023, March 31, 2023, and June 30, 2022, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

Table 6 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume		Interest income (1) / expense		Average Rate (1)
Six-Month Period Ended	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$511,392	$1,682,216	$12,530	$3,693	4.94%	0.44%
Government obligations (2)	2,909,587	2,829,675	21,738	18,322	1.51%	1.31%
Mortgage-backed securities	3,810,491	4,061,883	36,483	42,224	1.93%	2.10%
FHLB stock	38,539	21,370	1,201	538	6.28%	5.08%
Other investments	13,441	12,193	197	33	2.96%	0.55%
Total investments (3)	7,283,450	8,607,337	72,149	64,810	2.00%	1.52%
Residential mortgage loans	2,821,779	2,926,236	79,658	81,260	5.69%	5.60%
C&I and commercial mortgage loans	5,179,448	5,078,910	175,175	126,504	6.82%	5.02%
Construction loans	147,923	119,427	5,579	3,292	7.61%	5.56%
Finance leases	752,501	602,880	28,523	22,322	7.64%	7.47%
Consumer loans	2,654,008	2,377,118	145,406	124,875	11.05%	10.59%
Total loans (4) (5)	11,555,659	11,104,571	434,341	358,253	7.58%	6.51%
Total interest-earning assets	$18,839,109	$19,711,908	$506,490	$423,063	5.42%	4.33%

Interest-bearing liabilities:
Time deposits	$2,427,399	$2,282,192	$26,449	$8,259	2.20%	0.73%
Brokered CDs	250,588	84,210	5,348	881	4.30%	2.11%
Other interest-bearing deposits	7,531,374	8,419,880	39,692	6,206	1.06%	0.15%
Securities sold under agreements to repurchase	96,229	220,442	2,397	4,154	5.02%	3.80%
Advances from the FHLB	581,436	200,000	13,224	2,138	4.59%	2.16%
Other borrowings	180,715	183,762	6,790	3,031	7.58%	3.33%
Total interest-bearing liabilities	$11,067,741	$11,390,486	$93,900	$24,669	1.71%	0.44%
Net interest income			$412,590	$398,394
Interest rate spread					3.71%	3.89%
Net interest margin					4.42%	4.08%
(1)

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Non-GAAP Disclosures and Table 4 above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)

Interest income on loans includes $6.0 million and $5.6 million for the six-month periods ended June 30, 2023 and 2022, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 7 – Loan Portfolio by Geography

	As of June 30,2023
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,179,539	$172,771	$441,480	$2,793,790

Commercial loans:
Commercial mortgage loans	1,734,514	65,775	519,780	2,320,069
Commercial and Industrial loans	1,902,803	108,971	934,427	2,946,201
Construction loans	65,427	3,792	94,779	163,998
Commercial loans	3,702,744	178,538	1,548,986	5,430,268

Finance leases	790,711	-	-	790,711

Consumer loans	2,630,665	66,078	7,803	2,704,546
Loans held for investment	9,303,659	417,387	1,998,269	11,719,315

Loans held for sale	14,094	201	-	14,295
Total loans	$9,317,753	$417,588	$1,998,269	$11,733,610

	As of March 31, 2023
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,205,659	$176,123	$429,746	$2,811,528

Commercial loans:
Commercial mortgage loans	1,766,479	62,694	524,486	2,353,659
Commercial and Industrial loans	1,872,215	69,013	920,961	2,862,189
Construction loans	44,297	3,898	95,469	143,664
Commercial loans	3,682,991	135,605	1,540,916	5,359,512

Finance leases	755,482	-	-	755,482

Consumer loans	2,579,532	63,231	8,700	2,651,463
Loans held for investment	9,223,664	374,959	1,979,362	11,577,985

Loans held for sale	14,830	-	353	15,183
Total loans	$9,238,494	$374,959	$1,979,715	$11,593,168

	As of December 31, 2022
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,237,983	$179,917	$429,390	$2,847,290

Commercial loans:
Commercial mortgage loans	1,768,890	65,314	524,647	2,358,851
Commercial and Industrial loans	1,791,235	68,874	1,026,154	2,886,263
Construction loans	30,529	4,243	98,181	132,953
Commercial loans	3,590,654	138,431	1,648,982	5,378,067

Finance leases	718,230	-	-	718,230

Consumer loans	2,537,840	61,419	9,979	2,609,238
Loans held for investment	9,084,707	379,767	2,088,351	11,552,825

Loans held for sale	12,306	-	-	12,306
Total loans	$9,097,013	$379,767	$2,088,351	$11,565,131

Table 8 – Non-Performing Assets by Geography

	As of June 30,2023
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$20,047	$5,767	$7,438	$33,252
Commercial mortgage	13,337	8,199	-	21,536
Commercial and Industrial	5,808	1,119	2,267	9,194
Construction	703	974	-	1,677
Consumer and finance leases	15,874	379	109	16,362
Total nonaccrual loans held for investment	55,769	16,438	9,814	82,021
OREO	27,107	4,464	-	31,571
Other repossessed property	5,226	168	10	5,404
Other assets (1)	2,111	-	-	2,111
Total non-performing assets (2)	$90,213	$21,070	$9,824	$121,107
Past due loans 90 days and still accruing (3)	$60,964	$2,108	$139	$63,211

	As of March 31, 2023
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$22,924	$6,069	$7,417	$36,410
Commercial mortgage	13,677	7,921	-	21,598
Commercial and Industrial	4,589	1,163	7,652	13,404
Construction	737	1,057	-	1,794
Consumer and finance leases	15,483	306	147	15,936
Total nonaccrual loans held for investment	57,410	16,516	15,216	89,142
OREO	28,323	4,539	-	32,862
Other repossessed property	4,620	112	11	4,743
Other assets (1)	2,203	-	-	2,203
Total non-performing assets (2)	$92,556	$21,167	$15,227	$128,950
Past due loans 90 days and still accruing (3)	$72,000	$2,380	$-	$74,380

	As of December 31, 2022
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$28,857	$6,614	$7,301	$42,772
Commercial mortgage	14,341	7,978	-	22,319
Commercial and Industrial	5,859	1,179	792	7,830
Construction	831	1,377	-	2,208
Consumer and finance leases	14,142	469	195	14,806
Total nonaccrual loans held for investment	64,030	17,617	8,288	89,935
OREO	28,135	3,475	31	31,641
Other repossessed property	5,275	76	29	5,380
Other assets (1)	2,202	-	-	2,202
Total non-performing assets (2)	$99,642	$21,168	$8,348	$129,158
Past due loans 90 days and still accruing (3)	$76,417	$4,100	$-	$80,517
(1)	Residential pass-through MBS issued by the PRHFA held as part of the available-for-sale debt securities portfolio.
(2)

Excludes PCD loans previously accounted for under ASC Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $9.5 million as of June 30, 2023 (March 31, 2023 - $10.4 million; December 31, 2022 - $12.0 million).

(3)

These include rebooked loans, which were previously pooled into GNMA securities, amounting to $6.5 million as of June 30, 2023 (March 31, 2023 - $7.1 million; December 31, 2022 - $10.3 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 9 – Allowance for Credit Losses on Loans and Finance Leases

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
(Dollars in thousands)
Allowance for credit losses on loans and finance leases, beginning of period	$265,567	$260,464	$245,447	$260,464	$269,030
Impact of adoption of ASU 2022-02	-	2,116	-	2,116	-
Provision for credit losses on loans and finance leases expense (benefit)	20,770	16,256	12,665	37,026	(4,324)
Net (charge-offs) recoveries of loans and finance leases:
Residential mortgage	(389)	(486)	(792)	(875)	(1,938)
Commercial mortgage	(32)	150	1,216	118	1,223
Commercial and Industrial	(6,218)	(28)	521	(6,246)	1,266
Construction	371	63	27	434	35
Consumer loans and finance leases	(13,011)	(12,968)	(6,932)	(25,979)	(13,140)
Net charge-offs	(19,279)	(13,269)	(5,960)	(32,548)	(12,554)
Allowance for credit losses on loans and finance leases, end of period	$267,058	$265,567	$252,152	$267,058	$252,152

Allowance for credit losses on loans and finance leases to period end total loans held for investment	2.28%	2.29%	2.25%	2.28%	2.25%
Net charge-offs (annualized) to average loans outstanding during the period	0.67%	0.46%	0.21%	0.56%	0.23%
Provision for credit losses on loans and finance leases expense (benefit) to net charge-offs during the period	1.08x	1.23x	2.13x	1.14x	-0.34x

Table 10 – Annualized Net Charge-Offs (Recoveries) to Average Loans

	Quarter Ended			Six-Month Period Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Residential mortgage	0.06%	0.07%	0.11%	0.06%	0.13%
Commercial mortgage	0.01%	-0.03%	-0.22%	-0.01%	-0.11%
Commercial and Industrial	0.87%	0.00%	-0.07%	0.44%	-0.09%
Construction	-0.99%	-0.17%	-0.09%	-0.59%	-0.06%
Consumer loans and finance leases	1.51%	1.54%	0.91%	1.53%	0.88%
Total loans	0.67%	0.46%	0.21%	0.56%	0.23%

Table 11 – Deposits

	As of
	June 30, 2023	March 31, 2023	December 31, 2022
(In thousands)
Time deposits	$2,680,250	$2,418,611	$2,250,876
Interest-bearing saving and checking accounts	7,901,599	7,356,145	7,673,881
Non-interest-bearing deposits	5,874,261	6,024,304	6,112,884
Total deposits, excluding brokered CDs (1)	16,456,110	15,799,060	16,037,641
Brokered CDs	363,582	252,905	105,826
Total deposits	$16,819,692	$16,051,965	$16,143,467
Total deposits, excluding brokered CDs and government deposits	$13,021,598	$13,125,868	$13,268,585
(1)	As of June 30, 2023, March 31, 2023, and December 31, 2022, government deposits amounted to $3.4 billion, $2.7 billion, and $2.8 billion, respectively.

Contacts

First BanCorp.
Ramon Rodriguez
Senior Vice President
Corporate Strategy and Investor Relations
ramon.rodriguez@firstbankpr.com
(787) 729-8200 Ext. 82179